EXHIBIT 4.10

THIS WARRANT HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS, AND MAY NOT BE SOLD, OFFERED FOR SALE, ASSIGNED, TRANSFERRED OR OTHERWISE DISPOSED OF, UNLESS REGISTERED PURSUANT TO THE PROVISIONS OF THAT ACT AND ANY SUCH APPLICABLE LAWS OR AN OPINION OF COUNSEL REASONABLY ACCEPTABLE TO THE COMPANY IS OBTAINED STATING THAT SUCH DISPOSITION IS IN COMPLIANCE WITH AN AVAILABLE EXEMPTION FROM SUCH REGISTRATION.

ATX TECHNOLOGIES, INC.

Amended and Restated Warrant to Purchase Shares of Common Stock

July 13, 2001

AMENDED AND RESTATED WARRANT TO PURCHASE SHARES OF COMMON STOCK (this “Warrant”), dated as of July 13, 2001, between ATX TECHNOLOGIES, INC., a Texas corporation (the “Company”), and James R. Leininger, M.D., an individual residing in San Antonio, Texas, or his assigns (the “Holder”).

WHEREAS, the Company, Holder and Vodafone TeleCommerce GmbH, a German limited liability company (“VTC”), have entered into a Series C and D Convertible Preferred Stock Share Subscription Agreement, dated as of July 6, 2001 (the “Subscription Agreement”), pursuant to which Holder will purchase and the Company will sell, subject to the terms and conditions thereof, shares of the Company’s Series C Convertible Preferred Stock, par value $.0l per share (the “Series C Preferred Stock”), and VTC will purchase and the Company will sell, subject to the terms and conditions thereof, shares of the Company’s Series D Convertible Preferred Stock, par value $.0l per share (the “Series D Preferred Stock”); and

WHEREAS, the Company and Holder desire to amend certain terms of and restate in its entirety the Warrant to Purchase Shares of Common Stock, dated June 28, 1999 (the “Original Issue Date”), by and between the Company and Holder, to amend certain rights and obligations of the Company and Holder in light of the terms of the Subscription Agreement; and

WHEREAS, the execution by the Company of this Warrant, as amended and restated, is a condition to VTC’s purchase of Series D Preferred Stock under the Subscription Agreement.

NOW, THEREFORE, FOR VALUE RECEIVED, the Company hereby certifies that Holder is entitled, subject to the provisions of this Warrant, to purchase from the Company, at any time, or from time to time during the period commencing on the Original Issue Date and expiring at 5:00 p.m. San Antonio, Texas local time on the later of (i) June 28, 2004 or (ii) six months after the repayment in full of that certain Amended and Restated Convertible Note dated July 13, 2001 (the “Exercise Period”), up to 1,250,000 fully paid and nonassessable shares of

Common Stock of the Company at a price of $5.00 per share (such exercise price per share, as it may be adjusted as set out herein, being hereinafter referred to as the “Exercise Price”).

The term “Common Stock” means the common stock, par value $0.01 per share, of the Company. The number of shares of Common Stock set forth above that may be purchased upon the exercise of the Warrant may be adjusted from time to time as hereinafter set forth. The shares of Common Stock purchasable upon such exercise, as adjusted from time to time, are hereinafter sometimes referred to as the “Warrant Stock.” The Company and the Holder agree that this Warrant was acquired for value equal to its fair market value.

Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of the Warrant, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of the Warrant, if mutilated, the Company shall execute and deliver a new Warrant of like tenor and date. Any such new Warrant executed and delivered shall constitute an additional contractual obligation on the part of the Company, whether or not the Warrant so lost, stolen, destroyed or mutilated shall be at any time enforceable by anyone.

The Holder agrees with the Company that the Warrant is issued, and all the rights hereunder shall be held, subject to all of the conditions, limitations and provisions set forth herein.

1. Exercise of Warrant. The Warrant may be exercised in whole or in part at any time, or from time to time, during the Exercise Period, or, if the last day of such period is a day on which banking institutions in the City of San Antonio, Texas are authorized by law to close, then on the next succeeding day that shall not be such a day, by presentation and surrender hereof to the Company at its principal office, or at the office of its stock transfer agent, if any, with the Warrant Exercise Form attached hereto duly executed and accompanied by payment (either in cash or by certified or official bank check, payable to the order of the Company, or by cancellation of indebtedness of the Company to the Holder hereof, if any, at the time of exercise) of the Exercise Price for the number of shares specified in such Form and instruments of transfer, if appropriate, duly executed by the Holder or his or her duly authorized attorney. If the Warrant should be exercised in part only, the Company shall, upon surrender of the Warrant for cancellation, execute and deliver a new Warrant evidencing the rights of the Holder thereof to purchase the balance of the Warrant Stock. Upon receipt by the Company of the Warrant, together with the Exercise Price, at its office, or by the stock transfer agent of the Company, if any, at its office, in proper form for exercise, the Holder shall be deemed to be the holder of record of the shares of Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of the Company shall then be closed or that certificates representing such shares of Common Stock shall not then be actually delivered to the Holder.

2. Reservation of Shares. The Company will at all times reserve for issuance and delivery upon exercise of the Warrant all shares of Common Stock or other shares of capital stock of the Company (and other securities) from time to time receivable upon exercise of the Warrant. All such shares (and other securities) shall be duly authorized and, when issued upon such exercise, shall be validly issued, duly paid and nonassessable and free of all preemptive rights.

3. Absence of Registration under Securities Act of 1933; Restrictions on Transferability. The shares of Common Stock issuable upon exercise of the Warrant are not presently, and upon their issuance will not be, registered under the Securities Act of 1933, as amended (the “Act”) or any state securities laws. The Holder acknowledges that the Warrant was issued in a transaction that is intended to be exempt from the registration requirements of the Act and applicable state securities laws and must be held by the Holder and may not be resold unless subsequently registered under the Act and any applicable state securities laws or an exemption from any registration is available. The Holder, by its acceptance hereof, agrees to indemnify and hold the Company harmless against loss or liability arising from the transfer of the Warrant Stock or the Warrant or any interest therein in violation of any Act or any applicable state securities laws. The certificates representing the Warrant Stock will bear the restrictive legend set forth in Section 11 hereof, and will be subject to the restrictions referred to therein.

4. Fractional Shares. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of the Warrant, but the Company shall issue one additional share of its Common Stock in lieu of each fraction of a share otherwise called for upon any exercise of the Warrant.

5. Exchange, Transfers, Assignment of Warrant. The Warrant cannot be sold, exchanged, transferred, pledged or assigned, except in accordance with the provision of Section 3 hereof. Upon such event and upon surrender of the Warrant to the Company or at the office of its stock transfer agent, if any, with the Assignment Form annexed hereto duly executed and funds sufficient to pay any transfer tax, the Company shall, without charge, execute and deliver a new Warrant in the name of the assignee named in such instrument of assignment and the Warrant shall promptly be canceled.

6. [Intentionally Omitted]

7. Rights of the Holder. The Holder shall not, by virtue hereof, be entitled to any rights as a stockholder of the Company, either at law or in equity, and the rights of the Holder are limited to those set forth in the Warrant.

8. Reports. For so long as the Holder is the registered owner of the Warrant, the Company shall furnish to the Holder one copy of (i) such financial statements and other periodic reports as it may from time to time distribute generally to the holders of any class of its capital stock; and (ii) each report it is required to file with the Securities and Exchange Commission.

9.1 Exercise Price Adjustment. The Exercise Price shall be subject to adjustment from time to time as follows; provided, however, that no adjustment of the Exercise Price shall have the effect of increasing such Exercise Price above the Exercise Price in effect immediately prior to such adjustment except as provided pursuant to Section 9.l(d):

(a) (i) Upon each issuance (or deemed issuance pursuant to the provisions hereof) by the Company of any Additional Stock (as defined below) after the Original Issue Date, without consideration or for an Effective Price (as defined below) per share less than the Exercise Price in effect immediately prior to the issuance (or deemed issuance) of such Additional Stock, then the Exercise Price in effect immediately prior to each issuance (or deemed issuance) shall be adjusted to a price determined by multiplying such Exercise Price by a fraction, (1) the numerator of which shall be the number of Common Stock Equivalents Outstanding immediately prior to such issuance plus the number of shares of Common Stock which the aggregate consideration received (or deemed received) by the Company for such issuance would purchase at such Exercise Price; and (2) the denominator of which shall be the number of Common Stock Equivalents Outstanding immediately after such issuance.

(ii) No adjustment of the Exercise Price shall be made in an amount less than $0.01 per share, provided that any adjustments which are not required to be made by reason of this sentence shall be carried forward and shall be taken into account in any subsequent adjustment to the Exercise Price.

(iii) In the case of the issuance of securities of the Company for cash, the amount of consideration received by the Company for such securities shall be deemed to be the amount of cash paid therefor before deducting any discounts, commissions or other expenses allowed, paid or incurred by the Company for any underwriting or otherwise in connection with the issuance and sale thereof.

(iv) In the case of the issuance of securities of the Company for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to have a dollar value equal to the fair market value of such non-cash consideration as determined by the Board of Directors, irrespective of any accounting treatment thereof.

(v) In the case of the issuance on or after the Original Issue Date of Options (as defined below) or Convertible Securities (as defined below), the following provisions shall apply for all purposes of Sections 9.1(a) and (b).

(A) With respect to Options to purchase Common Stock, the aggregate maximum number of shares of Common Stock deliverable upon exercise of such Option shall be deemed to have been issued at the time such Options were issued and for a consideration equal to the consideration (determined in the manner provided in Section 9.1(a)(iii) and (iv), if any, received by the Company for such Options plus the minimum exercise price provided in such Options for the Common Stock covered thereby.

(B) With respect to Convertible Securities and Options to purchase Convertible Securities, the aggregate maximum number of shares of Common Stock deliverable upon the conversion or exchange of any such Convertible Securities and the aggregate maximum number of shares of Common Stock issuable upon the exercise of such Option to purchase Convertible Securities and the subsequent conversion or exchange of such Convertible Securities shall be deemed to have been issued at the time such Convertible Securities or such Options were issued and for a consideration equal to the consideration, if any, received by the Company for any such Convertible Securities and Options, plus the minimum additional consideration, if any, to be received by the Company upon the conversion or exchange of such Convertible Securities or the exercise of such Options and the conversion or exchange of the Convertible Securities or the exercise of such Options and the conversion or exchange of the Convertible Securities issuable upon exercise of such Options (the consideration in each case to be determined in the manner provided in Section 9.1(a)(iii) and (iv).

(C) In the event of any change in the number of shares of Common Stock deliverable, or in the consideration payable to the Company, upon exercise of such Options or upon conversion or exchange of such Convertible Securities, including, but not limited to, a change resulting from the antidilution provisions thereof, other than the Excluded Securities (defined below), the Exercise Price, to the extent in any way affected by or computed using such Options or Convertible Securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such Options or the conversion or exchange of such Convertible Securities. “Excluded Securities” means the Company’s Series A Convertible Preferred Stock, the Company’s Series B Convertible Preferred Stock and the Secured Convertible Note dated August 25, 1999, payable to Protection One Alarm Monitoring, Inc.

(D) Upon the expiration or termination of any such Options or any such rights to convert or exchange Convertible Securities, the Exercise Price, to the extent in any way affected by or computed using such Options or Convertible Securities, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and Options and Convertible Securities which remain in effect) that were actually issued upon the exercise of such Options or upon the conversion or exchange of such Convertible Securities.

(E) The number of shares of Common Stock deemed issued and the consideration deemed paid therefor pursuant to Section 9.1(a)(v)(A) and (B) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either Section 9.1(a)(v)(C) or (D).

(b) “Additional Stock” shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to Section 9.1(a)(v) by the Company after the Original Issue Date other than:

(i) Common Stock issued pursuant to a transaction described in Section 9.l(c);

(ii) Shares of Common Stock issuable or issued to employees, officers, directors of, or consultants to, executive recruiters for, or lessors of personal property to the Corporation, directly or pursuant to a stock option plan or stock purchase plan or any stock option grant, stock purchase agreement or other written agreement, in each case approved by the Board of Directors of the Company;

(iii) Any Common Stock issued or issuable upon exercise of any Options, or upon conversion of any Convertible Securities outstanding on or before the Original Issue Date;

(iv) Any Common Stock issued or issuable upon the issuance or conversion of the shares of Series C Preferred Stock issued pursuant to the Subscription Agreement or the Amended and Restated Convertible Promissory Note, dated July 13, 2001;

(v) Any Common Stock issued or issuable upon the issuance or exercise of either of the “Purchase Options” referred to in Section 4 of the Reimbursement Agreement entered into by the Company and Holder pursuant to the Subscription Agreement; or

(vi) Any Common Stock issued or issuable upon the exercise of the two Amended and Restated Warrants issued to James R. Leininger currently with this Amended and Restated Warrant.

(c) In the event the Company at any time or from time to time after the Original Issue Date fixes a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as “Common Stock Equivalents”) without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend, distribution, split or subdivision if no record date is fixed), the Exercise Price shall be appropriately decreased so that the number of shares of Common Stock issuable on exercise of this Warrant shall be increased in proportion to such increase in the aggregate number of shares issuable with respect to Common Stock Equivalents, with the number of shares issuable with respect to Common Stock Equivalents determined from time to time in the manner provided for deemed issuances in Section 9.l(a)(v).

(d) If the number of shares of Common Stock outstanding at any time after the Original Issue Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Exercise Price shall be appropriately increased so that the number of shares of Common Stock issuable on exercise of this Warrant shall be decreased in proportion to such decrease in the outstanding shares of Common Stock.

9.2 Recapitalization. If at any time after the Original Issue Date or ‘from time to time there shall be a recapitalization of the Common Stock, provision shall be made so that the holder of this Warrant shall thereafter be entitled to receive, upon exercise of this Warrant, the number of shares of stock or other securities or property of the Company or otherwise, receivable upon such recapitalization by a holder of the number of shares of Common Stock into which this Warrant could have been converted immediately prior to such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions this Section 9 with respect to the rights of the holder of this Warrant after the recapitalization to the end that the provisions of this Section 9 (including adjustments of the Exercise Price then in effect and the number of shares purchasable upon exercise of this Warrant) shall be applicable after that event as nearly equivalent as may be practicable.

9.3 No Impairment. The Company will not, by amendment of its Articles of Incorporation or through any reorganization, recapitalization or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Section 9 and in the taking of all such actions as may be necessary or appropriate in order to protect the rights of the holder of this Warrant against impairment.

9.4 Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Exercise Price pursuant to this Section 9, the Company, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to the holder of this Warrant a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request at any time of the holder of this Warrant, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustment and readjustment, (ii) the Exercise Price at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the exercise of this Warrant.

9.5 Notices of Record Date. In the event of any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Company shall mail to the holder of this Warrant, at least 20 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

9.6 Notices. Any notice required by the provisions of this Section 9 to be given to the holder of this Warrant shall be deemed given if sent by facsimile transmission, by telex, or if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his, her or its address appearing on the books of the Company.

9.7 Definitions. For purposes of this Section 9 in addition to the definitions set forth above, the following terms shall have the indicated meaning:

(a) “Common Stock Equivalents Outstanding” means the number of shares of Common Stock that is the sum of: (i) all shares of Common Stock that, at the time in question, are then outstanding plus (ii) all shares of Common Stock issuable upon the conversion in full of all Convertible Securities that are then outstanding plus (iii) all shares of Common Stock that are issuable upon the exercise in full of all Options that are then outstanding (assuming the full conversion of any Convertible Securities issuable upon exercise of any such Options that are Options to purchase Convertible Securities).

(b) “Convertible Securities” means any indebtedness or shares of stock convertible into or exchangeable for Common Stock.

(c) The “Effective Price” of shares of Additional Stock means the quotient determined by dividing (i) the total number of such shares of Additional Stock issued or sold, or deemed to have been issued or sold, by the Company under Section 9 into (ii) the consideration received by the Corporation under Section 9 for the issuance of such shares.

(d) “Options” means rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

10. Right to Convert Warrant. The Holder shall have the right to convert this Warrant (the “Conversion Right”) at any time prior to the expiration of the Exercise Period, into shares of Common Stock in accordance with this Section 10; provided, however, that no such right shall exist if there is no reported bid and ask price for the Common Stock to enable the determination of the Closing Price (as defined below).

Upon exercise of the Conversion Right, the Company will deliver to the Holder (without payment by the Holder of the Exercise Price) the number of shares of Common Stock equal to the quotient obtained by dividing (x) the value of the portion of this Warrant being converted at the time the Conversion Right is exercised (determined by subtracting the aggregate Exercise Price for the portion of the Warrant being converted (in effect immediately prior to the exercise of the Conversion Right) from the amount obtained by multiplying the number of shares of Common Stock issuable upon the exercise of the portion of this Warrant being converted by the Closing Price (as defined below) immediately prior to the exercise of the Conversion Right by (y) the Closing Price of one share of Common Stock immediately prior to the exercise of the Conversion Right.

For purposes hereof, the “Closing Price” shall mean the average of the closing bid and ask prices on the principal national securities exchange on which the Common Stock is listed or admitted to trading, or, if the Common Stock is not listed or admitted to trading on any national securities exchange, the average of the highest reported bid and lowest reported ask prices as furnished by the National Association of Securities Dealers, Inc. through the Nasdaq or a similar organization if Nasdaq is no longer reporting such information.

The Conversion Right may be exercised by the Holder, at any time or from time to time, prior to its expiration and subject to the first sentence of this Section 10, on any business day by delivering a written notice (the “Conversion Notice”) to the Company at the offices of the Company, exercising the Conversion Right and specifying (i) the total number of shares of Common Stock the Holder will purchase pursuant to the conversion and (ii) a place and date not less than two nor more than 20 business days from the date of the Conversion Notice for the closing of such purchase.

At any closing under this Section 10, (i) the Holder will surrender this Warrant and (ii) the Company will deliver to the Holder a certificate or certificates of the number of shares of Common Stock issuable upon such conversion.

11. Legend. Upon exercise of the Warrant and the issuance of shares of Common Stock thereunder, all certificates representing such shares shall bear substantially the following legend, as well as any other legend(s) required by applicable law:

“The shares of Common Stock represented by this certificate have not been registered under the Securities Act of 1933, as amended, and may not be offered for sale, sold, pledged, assigned, transferred or otherwise disposed of, unless registered pursuant to the provisions of that Act or an opinion of counsel reasonably acceptable to the Corporation is obtained stating that such disposition is in compliance with an available exemption from such registration.”

12. Applicable Law. This Warrant is being executed and delivered, and is intended to be performed in the State of Texas. Except to the extent that the laws of the United States may apply to the terms hereof, the substantive laws of the State of Texas shall govern the validity, construction, enforcement and interpretation of this Warrant,

13. Notice. Any notice provided for by this Warrant and any other notice, demand or communication which any party may wish to send to the other shall be in writing and shall be delivered by facsimile, reliable courier, or first-class registered or certified United States mail, postage prepaid, return receipt requested in a properly sealed envelope, and addressed to the party for which such notice, demand or communication is intended at such party’s address as set forth below:

If to the Holder:

James R. Leininger, M.D.

8122 Datapoint Drive, Suite 900

San Antonio, Texas 78229

Attention: Thomas W. Lyles, Jr.

If to the Company:

ATX Technologies, Inc.

8550 Freeport Parkway

Irving, Texas 75063

Attention: President

Any address or name specified above may be changed by a notice given by the addressee to the other parties in accordance with this Section 13.

Any notice, demand or other communication shall be deemed given and effective as of the date of delivery in person or upon receipt as set forth on the return receipt. The inability to deliver because of changed address of which no notice was given, or the rejection or other refusal to accept any notice, demand or other communication, shall be deemed to be receipt of the notice, demand or other communication as of the date of such inability to deliver or the rejection or refusal to accept.

[signature page follows]

IN WITNESS WHEREOF, the Company has caused this Amended and Restated Warrant to be signed on its behalf, in its corporate name, by its duly authorized officer, all as of the day and year first above written.

ATX TECHNOLOGIES, INC.

By:

Steven A. Millstein President and CEO

JAMES R. LEININGER, M.D.

IN WITNESS WHEREOF, the Company has caused this Amended and Restated Warrant to be signed on its behalf in its corporate name, by its duly authorized officer, all as of the day and year first above written.

ATX TECHNOLOGIES, INC.

By:

Steven A. Millstein President and CEO

JAMES R. LEININGER, M.D.

WARRANT EXERCISE FORM

The undersigned hereby irrevocably elects to exercise the within Warrant to the extent of purchasing          shares of Common Stock of ATX Technologies, Inc., a Texas corporation (the “Company”), and hereby makes payment in full therefor of $

Signature

Signature, if jointly held

Date

INSTRUCTIONS FOR ISSUANCE OF STOCK

(if other than to the registered holder of the within Warrant)

Name:

(Please typewrite or print in block letters)

Address:

Social Security or Taxpayer
Identification Number:

WARRANT ASSIGNMENT FORM

FOR VALUE RECEIVED,                                                                   hereby sells, assigns and transfers unto

Name (Please typewrite or print in block letters)

the right to purchase Common Stock of ATX Technologies, Inc., a Texas corporation, represented by this Warrant to the extent of shares as to which such right is exercisable and does hereby irrevocably constitute and appoint                                                  , Attorney, to transfer the same on the books of the Company with full power of substitution in the premises,

DATED:

Signature

Signature, if jointly held